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                                                                    Exhibit 99.1

BROOKS AUTOMATION SELLS $150 MILLION OF 4.75% CONVERTIBLE SUBORDINATED NOTES



CHELMSFORD, Mass.--(BUSINESS WIRE)--May 18, 2001--Brooks Automation, Inc. (Nasdaq:BRKS) announced today that it agreed to privately place $150 million aggregate principal amount of 4.75% Convertible Subordinated Notes due 2008. This represents a $25 million increase over the total principal amount of notes the Company previously announced would be offered. The notes will be convertible into the Company's common stock at a conversion price of $70.23 per share. The Company has granted the initial purchasers of the notes a 30-day option to purchase an additional $25 million principal amount of the notes. The placement of the notes is expected to close on May 23, 2001.

The Company intends to use the net proceeds of the offering for general corporate purposes including working capital, leasehold improvements and capital equipment purchases. The Company may also use a portion of the net proceeds to acquire additional businesses, products, and technologies and to establish additional strategic alliances that the Company believes will complement its current or future business. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the convertible subordinated notes.

Neither the notes nor the common stock issuable upon conversion of the notes have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration.


                 Brooks Automation, Inc.
    CONTACT:
                 Jim Chiafery, Director of Investor Relations
                 (978) 262-5855
                 James.Chiafery@Brooks.com